As Filed with the Securities and Exchange Commission on May 14, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREAT PLAINS ENERGY INCORPORATED

(Exact name of Registrant as specified in its charter)

Missouri	4911	43-1916803
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark G. English, Esq.
General Counsel and Assistant Secretary
Great Plains Energy Incorporated
Kansas City, Missouri 64106
(816) 556-2608

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

David J. Friedman, Esq.	Christopher M. Reitz, Esq.	Arthur Fleischer, Esq.
Morris J. Kramer, Esq.	Senior Vice President, General	Phil Richter, Esq.
Skadden, Arps, Slate,	Counsel and Corporate Secretary	Fried, Frank, Harris,
Meagher & Flom LLP	Aquila, Inc.	Shriver & Jacobson LLP
Four Times Square	20 West Ninth Street	One New York Plaza
New York, New York 10036	Kansas City, Missouri 64105	New York, NY 10004
(212) 735-3000	(816) 421-6600	(212) 859-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-142715

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Minimum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	500,000(1)	Not Applicable	$11,331,775	$445.34

(1)

The number of shares to be registered hereunder is intended to represent the maximum number of additional shares of common stock of Great Plains Energy Incorporated that may be issued to stockholders of Aquila, Inc. pursuant to the proposed merger of Gregory Acquisition Corp., a wholly-owned subsidiary of Great Plains Energy Incorporated, with and into Aquila, Inc. Great Plains Energy has previously registered 32,188,797 shares of its common stock pursuant to the Registration Statement on Form S-4 filed on August 24, 2007 (Registration No. 333-142715) and paid all registration fees associated therewith.

(2)

Determined based on Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act of 1933 by multiplying (a) $1.94 (the result of $3.74, the average of the high and low prices of the Aquila, Inc. common stock as reported in the consolidated reporting system as of May 9, 2008, less $1.80, the amount of cash consideration payable in the proposed merger in respect of each outstanding share of Aquila, Inc. common stock), by (b) 5,841,121 (the maximum number of additional shares of Aquila, Inc. common stock for which shares of Great Plains Energy common stock may be issuable at the effective time of the merger). In accordance with the terms of the proposed merger, 500,000 shares of Great Plains Energy common stock would be issuable with respect to 5,841,121 shares of Aquila, Inc. common stock. The 5,841,121 shares referenced above are in addition to the 376,037,348 shares of Aquila, Inc. common stock in respect of which 32,188,797 shares of Great Plains Energy common stock were previously registered pursuant to the aforementioned registration statement (Registration No. 333-142715).

(3)	Calculated by multiplying 0.00003930% by the proposed Maximum Aggregate Offering Price.

EXPLANATORY NOTE

We are filing this registration statement with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 500,000 shares of our common stock, no par value per share (the “Common Stock”), for issuance in connection with the merger of Gregory Acquisition Corp., a wholly-owned subsidiary of Great Plains Energy Incorporated, with and into Aquila, Inc.  We have previously registered 32,188,797 shares of Common Stock under the Securities Act by means of our currently effective Registration Statement on Form S-4, Registration No. 333-142715.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference the contents of our registration statement, Registration No. 333-142715, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein (together with the reports and related financial statements and financial statement schedules appearing in the Annual Reports on Form 10-K for the year ended December 31, 2007 of Great Plains Energy Incorporated and Aquila, Inc., respectively), other than the exhibits included herein.  Additional opinions and consents required to be filed with this registration statement are listed on the Index to Exhibits attached to and filed with this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement relating to the acquisition of Aquila, Inc. by Great Plains Energy Incorporated to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 14, 2008.

GREAT PLAINS ENERGY INCORPORATED
(Registrant)

By:	/s/ Michael J. Chesser
	Name:	Michael J. Chesser
	Title:	Chairman of the Board and Chief Executive Officer

Signature	Title	Date
	Chairman of the Board and Chief Executive	May 14, 2008
/s/ Michael J. Chesser	Officer
Michael J. Chesser	(Principal Executive Officer)

	Executive Vice President – Finance and Strategic	May 14, 2008
/s/ Terry Bassham	Development and Chief Financial Officer
Terry Bassham	(Principal Financial Officer)

/s/ Lori A. Wright	Controller	May 14, 2008
Lori A. Wright	(Principal Accounting Officer)

*	Director	May 14, 2008
David L. Bodde

	Director	May 14, 2008
/s/ William H. Downey
William H. Downey

*	Director	May 14, 2008
Mark A. Ernst

*	Director	May 14, 2008
Randall C. Ferguson, Jr.

*	Director	May 14, 2008
Luis A. Jimenez

*	Director	May 14, 2008
James A. Mitchell

*	Director	May 14, 2008
William C. Nelson

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*	Director	May 14, 2008
Linda H. Talbott

*	Director	May 14, 2008
Robert H. West

*By:	/s/ Michael J. Chesser
Michael J. Chesser
Attorney-in-fact*

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EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Mark G. English regarding the legality of the securities being registered
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Great Plains Energy Incorporated
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Aquila, Inc.
23.3	Consent of Mark G. English (included in Exhibit 5.1)
24.1	Power of Attorney
99.1	Consent of Credit Suisse Securities (USA) LLC
99.2	Consent of Sagent Advisors Inc.
99.3	Consent of The Blackstone Group L.P.
99.4	Consent of Lehman Brothers, Inc.
99.5	Consent of Evercore Group, L.L.C.